EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

     The following is a list of subsidiaries of the Company as of June 30, 2010, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE ORGANIZED

Net1 Applied Technologies South Africa Limited	Republic of South Africa

Net1 Universal Electronic Technological Solutions (Pty) Ltd	Republic of South Africa

Cash Paymaster Service (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Eastern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (KwaZulu Natal) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (Northern Cape) (Pty) Limited	Republic of South Africa

Cash Paymaster Services (North West) (Pty) Limited	Republic of South Africa

Net1 Finance Holdings (Pty) Limited	Republic of South Africa

Moneyline Financial Services (Pty) Limited	Republic of South Africa

Prism Holdings Limited	Republic of South Africa

Prism Payment Technologies (Pty) Limited	Republic of South Africa

EasyPay (Pty) Ltd	Republic of South Africa

Net1 FIHRST Holdings (Pty) Limited	Republic of South Africa

MediKredit Integrated Healthcare Solutions (Pty) Limited	Republic of South Africa

SmartSwitch Netherlands CV	Netherlands

Net1 Applied Technologies Netherlands BV	Netherlands

Net1 Applied Technologies Austria GmbH	Austria

Net1 Universal Technologies (Austria) A.G.	Austria

OOO BGS Smartcard Systems	Russian Federation

OOO Smart	Russian Federation

NUEP Holdings S.a.r.l.	Luxembourg

SmartSwitch Nigeria Limited	Federation of Nigeria